EXHIBIT 10.3
Hans Rohrer
Zetex Technology Park
Chadderton Oldham
OL9 9LL
United Kingdom
11 July 2008
Dear Hans
Side Letter to your Service Agreement with Diodes Zetex Limited (formerly Zetex plc) (the Company) dated 6 June 2007 (the Service Agreement)
I am writing to confirm the agreement we have reached regarding the termination of your employment with the Company and your role during your notice period.
This letter constitutes notice of the termination of your employment under clause 2 of your service agreement dated 6 June 2007 (Service Agreement) with effect from 1 July 2008. Your notice period (Notice Period) will expire on 30 June 2009 (inclusive) (the Termination Date). This letter (Side Letter) sets out the revised terms that will apply to you during your Notice Period and constitutes a variation to the terms of the Service Agreement.
This Side Letter is without prejudice to the terms agreed by the parties as set out under a compromise agreement of the same date which sets out the terms and payments to you on the termination of your employment.
In consideration of the terms offered under this Side Letter, for the duration of your Notice Period you agree to the following terms which take immediate effect:

1.	Change of Employer
For the duration of your Notice Period, you will be employed by Diodes Incorporated (Diodes) and your obligations to the Company under the Service Agreement will apply in respect of Diodes and any Group Company.

2.	Role
(a)	You will be appointed to the Board of Diodes as an officer and employed in the role of Senior Vice President — Business Development. You will be report directly to the Chief Executive Officer (CEO) and you will carry out all such duties as directed or agreed by the Board of Diodes and/or the CEO. You will owe the same duties to the Board of Diodes as you owe to the Company under clause 3 of the Service Agreement. You agree to execute all necessary documentation as required to effect this appointment;

(b)	you will cease to carry out all and any duties associated with the Company save as directed by the CEO;

(c)	you will not be required to attend the offices of any Group Company on a day to day basis save that in carrying out duties as directed under this Side Letter, you may be required to attend the offices of any Group Company as necessary and or directed by Diodes and “hot desk” facilities will be made available to you together with the usual IT and administration support available to all staff from any place of work; and

(d)	you will be entitled to be reimbursed for all reasonable expenses incurred in the course of performing your duties under this Side Letter in accordance with Diodes’ expenses policy as applicable from time to time and provided that all such expenses are approved in advance of being incurred by Rick White.

3.	Term
Your employment with Diodes (and any other Group Company) will expire on the Termination Date without the need for further notice.

4.	Duties
Your obligations to the Company under clause 3 of the Service Agreement will apply in respect of Diodes and any Group Company. Your other duties will be to work on such assignments as required by the Chief Executive Officer of Diodes.

5.	Hours of Work
Your hours of work will be reduced from 37.5 hours per week to 12.5 hours per week but these hours may vary according to business needs and will be applied flexibly by Diodes at its discretion. You may be required to work additional hours due to the nature of your work but you will not be paid any overtime or receive any additional remuneration for such hours.

You are required to take any entitlement to statutory holiday during your Notice Period and prior to the Termination Date.

6.	Salary and Share Option Grant
(a)	In consideration for your services during your Notice Period and your agreement to the variation of your duties under this Side Letter, you will be paid an annualised salary figure of 50,000 GBP (less any required deductions for tax or National Insurance contributions in any jurisdiction). The Company will continue to meet any German state insurance contributions to the extent these remain payable in respect of that salary during the Notice Period. This salary figure will accrue on a daily basis and will be payable in arrears in equal monthly instalments. Your salary will not be reviewed or increased and shall be inclusive of all fees and other remuneration to which you may be entitled as an officer of any Group Company. You agree that the Company may deduct any salary or any amount owed to the Company or any Group Company in respect of any overpaid salary or benefit;

(b)	You will be paid by Diodes Zetex Semiconductor on behalf of Diodes and the Company in GBP;

(c)	Subject to your compliance with the terms and conditions of the Plan, you will receive a one-off grant of 4,000 Restricted Stock Units of Diodes Incorporated common stock pursuant to the Diodes Incorporated 2001 Omnibus Equity Incentive Plan (the Plan). The terms of the grant will provide that the Restricted Stock Units vest over a period of four years from the date of grant, with 25% of the Restricted Stock Units vesting per year. The full terms and conditions of the grant of the Restricted Stock Units under the Plan will be provided to you in due course.

7.	Benefits
During your Notice Period, you agree to waive your right to receive any further benefits under the following clauses in your Service Agreement:

(a)	any future share option and/or stock unit grants pursuant to any plan operated by any Group Company (subject to paragraph 6(c) of this Side Letter above);

(b)	bonus (pursuant to clause 5);

(c)	relocation and moving expenses (pursuant to clause 6), save that following the Termination Date, you will receive a one-off reimbursement of any appropriate relocation and moving expenses, subject to the prevailing terms and conditions of any relevant policy in respect of such expenses and subject to a maximum amount of £8,000 in total, less any deductions applicable by law;

(d)	car allowance (pursuant to clause 7);

(e)	pension (pursuant to clause 8);

(f)	any insurances (pursuant to clause 9);

(g)	any contractual holiday entitlement which is additional to the statutory minimum entitlement (pursuant to clause 10); and

(h)	any sickness and incapacity benefits (pursuant to clause 11) which is additional to the entitlement to receive statutory sick pay.
You acknowledge that your obligations in respect of restraint of activity and confidentiality pursuant to clause 19 and the post-termination covenants pursuant to clause 20 of your Service Agreement will continue to apply during your Notice Period and following the Termination Date in respect of Diodes and any other Group Company (although the Company confirms that the non-executive position you currently hold with Tower Semiconductors may continue during these periods and that you may hold other non-executive positions to the extent they do not conflict with the terms of clauses 19 and 20 of the Service Agreement and subject prior approval of any such appointment during the Notice Period being approved by the CEO).
For the purposes of this Side Letter, Group Company means any one of Diodes, its subsidiaries, its holding company or any subsidiary of its holding company (in each case as defined by section 1159 of the Companies Act 2006) and the Group has the corresponding meaning.
Please sign both copies of this Side Letter and return one copy to confirm your acceptance of the variations to the terms of the Service Agreement.

Yours sincerely

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For and on behalf of Diodes Incorporated

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For and on behalf of Diodes Zetex Limited

Date

Hans Rohrer:

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